Exhibit 1
(Incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of October 2008.
The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of October 2008.
Operational statistics for the month of October 2008 are as follows:

October 2008

CELLULAR BUSINESS (Note 1):

Aggregated Number of GSM Cellular Service Subscribers	131.945 million
Net Additions of GSM Cellular Service Subscribers	1.219 million

WIRELINE BUSINESS (Note 2):

Aggregated Number of Local Access Subscribers	106.537 million
Net Additions of Local Access Subscribers	(0.792) million

Aggregated Number of Broadband Subscribers	25.204 million
Net Additions of Broadband Subscribers	0.345 million

Notes:
1
The CDMA business disposal was completed on 1 October 2008 and the CDMA business became legally owned by China Telecom Corporation Limited on and after the completion date. The Company will cease disclosing operational statistics in relation to CDMA business from October 2008. Announcement relating to the completion of CDMA business disposal was made by the Company on 2 October 2008.

2
The merger with China Netcom Group Corporation (Hong Kong) Limited (“China Netcom”) became effective on 15 October 2008. Basis of reporting of numbers for wireline business is same as that previously applied by China Netcom. As of the end of September 2008, the number of Local Access Subscribers of China Netcom was 107.329 million and the number of Broadband Subscribers of China Netcom was 24.859 million. Announcement relating to the effective date of the merger was made by the Company on 15 October 2008.

3	All the Aggregated Numbers recorded for the month of October 2008 are aggregated data reported at 24:00 on 31 October 2008.

4	The accounting period of all Net Additions for the month of October 2008 is the period commencing from 0:00 on 1 October 2008 to 24:00 on 31 October 2008.
Caution Statement
The Board wishes to remind investors that the above operational statistics for the month of October 2008 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
As at the date of this announcement, the board of directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu
Non-executive Directors:	Cesareo Alierta Izuel and Kim Shin Bae
Independent Non-executive Directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming

By Order of the Board
CHINA UNICOM (HONG KONG) LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 19 November 2008